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                                                                       EXHIBIT 2


                      AGREEMENT AND PLAN OF SHARE EXCHANGE

PARTIES: COLUMBIA BANCORP                   ("Bancorp")

         VALLEY COMMUNITY BANCORP           ("VCB")

         VALLEY COMMUNITY BANK              ("Bank")

DATE:    August 3, 1998

                                    RECITALS

        A. Bancorp is an Oregon corporation and bank holding company, and is the parent corporation of Columbia River Bank, an Oregon stock bank. Bancorp's principal office is at 420 East Third Street, The Dalles, Oregon 97058.

        B. VCB is an Oregon corporation and bank holding company, and is the parent corporation of Valley Community Bank (the "Bank"), an Oregon stock bank. The principal place of business of VCB and the Bank is at 723 North Baker Street, McMinnville, Oregon 97128-0807.

        C. As of June 30, 1998 there were 720,675 issued and outstanding shares of common stock of VCB (the "VCB Common Stock") held by 310 shareholders of record, and 205,800 issued and outstanding shares of preferred stock of VCB (the "VCB Preferred Stock") held by three shareholders of record.

        D. VCB is the sole owner and holder of 906,475 shares of the common stock of the Bank (the "Bank Stock"), which is 100% of the issued and outstanding shares of the Bank. VCB is also the sole owner and holder of 100% of the issued and outstanding shares of Valley Community Mortgage Services, Inc., an Oregon corporation. The Bank is the sole owner and holder of 100% of the issued and outstanding shares of Valley Community Financial Services, Inc., an Oregon corporation.

        E. Pursuant to ORS 60.484, the Board of Directors of Bancorp, of VCB and of the Bank have concluded that the acquisition of VCB by Bancorp under the terms set forth in this Agreement (the "Agreement") is in the best interests of the shareholders of Bancorp and of VCB.

        NOW, THEREFORE, THE PARTIES AGREE:

        1. THE ACQUISITION AND SHARE EXCHANGE.

        1.1 Acquisition of Shares Through Share Exchange. Subject to the terms and conditions of the Agreement and of applicable law, on the Effective Date as defined herein Bancorp shall acquire 100% of the shares of the VCB Common Stock issued and outstanding on the Effective Date for an aggregate purchase price of $15,101,542.50 payable in cash at closing (the "Acquisition"). The Acquisition shall constitute a share exchange within the meaning of ORS 60.484, and the Agreement shall constitute a plan of share exchange.

        1.2 Conversion of Preferred Stock. Prior to the Effective Date, and as a condition to the Acquisition, all holders of the VCB Preferred Stock shall have converted 100% of the issued and outstanding VCB Preferred Stock to VCB Common Stock, and VCB shall have received the conversion price of $.30 per share of VCB Preferred Stock.

        1.3 Effective Date. The Acquisition shall become effective (the "Effective Date") on the date of the filing of Articles of Share Exchange with the Secretary of State of the State of Oregon pursuant to ORS 60.494. The Effective Date shall occur as soon as practicable after the Closing Date as defined in Section 2.1 of the Agreement.

        1.4 Effect of Acquisition. On the Effective Date, VCB shall become a wholly owned subsidiary of


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Bancorp, and Bancorp shall be the sole shareholder of VCB.

        1.5 Bank Charter; Articles and Bylaws of Bank and VCB. The Charter of the Bank in effect immediately prior to the Effective Date shall be the Charter of the Bank on the Effective Date. The Articles of Incorporation and Bylaws of VCB and of the Bank in effect immediately prior to the Effective Date shall be the Articles of Incorporation and Bylaws of VCB and of the Bank on the Effective Date.

        1.6 Officers - VCB and Bank. All officers of VCB and of the Bank serving immediately prior to the Effective Date shall be the officers of VCB and of the Bank on the Effective Date, all of whom shall continue in office until their respective successors are duly qualified and appointed.

        1.7 Directors - VCB and Bank. Except as otherwise provided herein, all directors of VCB and of the Bank serving immediately prior to the Effective Date shall be the directors of VCB and of the Bank on the Effective Date, all of whom shall continue in office until their respective successors are duly qualified and elected as provided in the Articles of Incorporation and Bylaws of VCB and of the Bank; provided, that promptly after the Effective Date the number of director positions on the Board of Directors of the Bank shall be reduced to no more than seven (7), and the director positions shall be filled at a special Bank shareholder meeting called for that purpose.

        1.8 Special VCB Stockholders' Meeting. VCB's Board of Directors shall, in accordance with its Articles of Incorporation, Bylaws and applicable law:

               1.8.1 Hold a special meeting (the "VCB Special Meeting") of VCB stockholders for the purpose of considering and taking action upon the Acquisition. The Special Meeting shall be scheduled as soon as practicable after the date of the Agreement;

               1.8.2 Include in the proxy statement for the Special Meeting (the "VCB Proxy Statement") a statement that the Board of Directors of VCB recommends that stockholders vote in favor of the Acquisition; and

               1.8.3 Use its best efforts to obtain the requisite approval of the Acquisition by the stockholders of VCB.

        1.9 Dissenters' Rights. Any VCB stockholder who properly exercises the stockholder's dissenters' rights under ORS 60.511, et seq. shall be entitled to receive for the stockholder's shares the value of such shares in accordance with applicable law.

        2. CLOSING.

        2.1 Closing Date. Subject to the satisfaction or waiver of all conditions set forth in Section 8 of the Agreement, the closing of the Acquisition (the "Closing") shall occur on a date (the "Closing Date") not later than thirty (30) business days after the Acquisition has been approved by all relevant regulatory authorities and all required waiting periods have elapsed. Notwithstanding the foregoing, the Closing Date shall not be earlier than September 1, 1998 or later than January 1, 1999 unless (i) the January 1, 1999 date is extended by a written amendment to the Agreement, or (ii) the effective date of any required final approval of a regulatory authority has not occurred as of January 1, 1999, in which event the Closing Date shall be automatically extended beyond January 1, 1999 to a date which is as soon as practicable following the effective date of such approval.

        2.2 Actions to Take Place at Closing. At the Closing, (a) Bancorp, VCB and the Bank shall execute and deliver the closing certificates of executive officers, opinions, agreements and other documents required of each of them under the Agreement; (b) Bancorp shall have deposited the amount of $15,101,542.50 into a designated account of a payment agent ("Payment Agent"), acceptable to the parties and paid by Bancorp, with instructions to pay the appropriate amounts under the Agreement to each VBC shareholder; and (c) the VCB shareholders shall, upon surrender by each of them to the Payment Agent of all such shareholder's certificates representing shares of VCB stock held of record (or upon delivery of an appropriate affidavit of loss and at the


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discretion of Bancorp either a bond or an undertaking of indemnity if any such certificates have been lost, stolen, or destroyed), be entitled to receive cash, without interest, in the amount to which each of them are entitled.

        2.3 Time and Place of Closing. The Closing shall take place at the head office of Bancorp, 420 East Third Street, The Dalles, Oregon commencing at 9:00 a.m., or at such other date, time and place agreed to by the parties.

        3. REPRESENTATIONS AND WARRANTIES OF VCB AND OF THE BANK

        VCB and the Bank each represent and warrant that the following are true as of the date of the Agreement, except as described in any Schedule referred to below and attached hereto.

        3.1 Organization. VCB and the Bank are duly organized, validly existing and in good standing under the laws of the states of their organization and under applicable federal law, and have all requisite corporate power and authority to own and operate their properties and assets, to lease the leased properties used in their businesses, and to carry on their businesses as now conducted. VCB and the Bank own or possess all charters, franchises, licenses, permits, branch certificates, consents, approvals, waivers and other authorizations, governmental or otherwise, which are necessary for them to conduct their businesses as now conducted, none of which will lapse or be adversely affected by reason of the consummation of the transactions contemplated by the Agreement. VCB and the Bank are duly qualified and licensed to do business and are in good standing in every jurisdiction in which such qualification or license is required or where the failure to be so qualified or licensed could result in liability or adversely affect the business or operations of VCB or the Bank in any material respect.

        3.2 Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation, as amended, and the Bylaws, as amended, of VCB and the Bank delivered to Bancorp are true, correct and complete copies thereof. Neither VCB nor the Bank are in material violation of any provision of their Articles of Incorporation or Bylaws. The minute books of VCB and the Bank which have been or will be made available for inspection by Bancorp contain minutes of all meetings and consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of each of them, all of which are accurate in all material respects.

        3.3 Execution and Performance of Agreement. VCB and the Bank have all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated by the Agreement. The execution and delivery of the Agreement, compliance with its terms and the consummation of the transactions contemplated by the Agreement have been duly and validly authorized by the Board of Directors of VCB and the Bank, and no other corporate actions of either of them are necessary to authorize the Agreement or to consummate the transactions contemplated, other than the approval of the Acquisition by VCB's stockholders.

        3.4 Binding Obligation. The Agreement has been duly and validly executed and delivered by VCB and the Bank and constitutes the valid, legal and binding agreement of each enforceable in accordance with its terms.

        3.5 Corporate Structure. VCB and the Bank are not owned or controlled, directly or indirectly, by a bank holding company or by any other corporation or entity, other than VCB's ownership of the Bank. VCB and the Bank do not own or control, directly or indirectly, any shares of capital stock of any other corporation or entity, other than (i) VCB's ownership of 100% of the shares of the Bank, (ii) VCB's ownership of 100% of Valley Community Mortgage Services, Inc., an Oregon corporation, (iii) the Bank's ownership of 100% of the issued and outstanding shares of Valley Community Financial Services, Inc., an Oregon corporation, (iv) shares held in a fiduciary or custodial capacity in the ordinary course of business, (v) shares acquired in partial or full satisfaction of any debts owed to VCB or the Bank, and (vi) the shares described in the attached Schedule 3.5.

        3.6 Capital Structure of the Bank. The authorized capital stock of the Bank consists of 2,000,000 shares of common stock, par value of $1.00 per share, of which 906,475 shares were issued and outstanding as of July 6, 1998. All of the Bank Stock has been duly authorized and validly issued in compliance with applicable law


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including, without limitation, federal and state securities laws, and are fully paid and nonassessable. None of the Bank Stock has been issued in violation of the preemptive rights of any stockholder. No Bank Stock shall be issued between the date of the Agreement and the Effective Date.

        3.7 Capital Structure of VCB. The authorized capital stock of VCB consists of (i) 2,000,000 shares of common stock, par value of $1.00 per share, of which 720,675 shares were issued and outstanding as of June 30, 1998, and
(ii) 500,000 shares of preferred stock, par value of $1.00 per share, of which 205,800 shares were issued and outstanding as of June 30, 1998. All of the foregoing shares have been duly authorized and validly issued in compliance with applicable law including, without limitation, federal and state securities laws, and are fully paid and nonassessable. None of the foregoing shares have been issued in violation of the preemptive rights of any stockholder. No shares of VCB stock shall be issued between the date of the Agreement and the Effective Date, other than the issuance of shares of VCB Common Stock upon the conversion of VCB Preferred Stock.

        3.8 Consents and Approvals. Except for the applications and approvals required by the Federal Reserve Bank and any other state or federal governmental agency that may have or assert jurisdiction over the transaction or the actions contemplated herein, no consents, approvals or authorizations of any public body or regulatory agency are necessary for the consummation of the Acquisition and the other transactions provided under the Agreement.

        3.9 No Violations. Subject to compliance with the regulatory approvals described in Section 3.8 of the Agreement, neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby, nor compliance by VCB and the Bank with any of the provisions hereof will (i) conflict with or result in any breach of any provision of their respective Articles of Incorporation or Bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation of VCB or the Bank or by which either of them or any of their properties or assets may be bound, or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to VCB or the Bank, or any of their properties or assets.

        3.10 Books and Records. The books and records of VCB and the Bank accurately reflect the transactions to which they are parties or by which their assets and properties are subject or bound. Such books and records have been properly kept and maintained, are in compliance in all material respects with all legal regulatory and accounting requirements applicable to them, and have been maintained on a consistent basis in accordance with generally accepted accounting principles applicable to VCB and the Bank.

        3.11 Financial Statements. VCB and the Bank have delivered to Bancorp true copies of their balance sheets, statements of income, statements of changes in financial position, and statements of changes in stockholders' equity, and all notes thereto, for each of the calendar and fiscal years 1994, 1995, 1996 and 1997, and shall deliver the same for the first two quarters of the 1998 fiscal and calendar year as soon as practicable after the full execution of the Agreement and in any event no later than August 15, 1998. All of the foregoing (the "Financial Statements"), except as disclosed in Schedule 3.11, (i) are in accordance with the books and records of VCB and the Bank, (ii) fairly present the financial position, results of operation, changes in financial position and stockholders' equity of VCB and the Bank for the periods covered thereby, (iii) have been prepared and maintained in accordance with generally accepted accounting principles ("GAAP") on a consistent basis, and (iv) reflect all material liabilities, contingent or otherwise, of each of them for the periods covered thereby, except for liabilities not required to be reflected thereon under GAAP. Neither VCB nor the Bank party have been notified by any regulatory authority that such authority regards the Financial Statements as deficient in any material respect.

        3.12 Proxy Statements and Other Materials. VCB has delivered to Bancorp copies of all of VCB's reports and communications to its shareholders since January 1, 1995, including all proxy statements, financial reports and notices of meetings. Any proxy statements or other materials communicated to the shareholders of VCB in connection with the Agreement shall comply in all material respects with applicable law, and shall not on the date of their distribution contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not false


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or misleading, except those statements or omissions in the proxy statement that may be made in reliance on information provided by Bancorp.

        3.13 Policies and Procedures. VCB and the Bank have delivered to Bancorp or made available for inspection all manuals, booklets and other materials that set forth the policies and procedures of VCB and the Bank. All actual policies and procedures of VCB and the Bank are substantially as represented in such materials.

        3.14 Collective Bargaining Agreements. Neither VCB nor the Bank is a party to or bound by any collective bargaining agreements with respect to any employees. There has not been, nor to the knowledge of VCB or the Bank was there or is there threatened, any strike, slowdown, picketing or work stoppage by any union or other organized group of employees against VCB or the Bank or any of their premises, any material dispute regarding wages, hours or conditions of employment, or any other labor dispute or other occurrence, event or condition of a similar character within five (5) years prior to June 1, 1998 that had or is expected to have a materially detrimental effect on VCB's or the Bank's operations. Neither VCB nor the Bank is aware of any attempts to organize a collective bargaining unit to represent any employee groups of the Bank.

        3.15 Employee Benefit Plans. Neither VCB nor the Bank has (i) any liability, (ii) any funding deficiency, or (iii) any funding waivers outstanding or applied for to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under Section 401 of the Internal Revenue Code. The value of accrued vested benefits with respect to any such pension plan do not exceed the value of the total assets of such plan. All "Employee Benefit Plans," as defined in Section 3(3) of ERISA that cover one or more employees employed by either VCB or the Bank ("Employee Benefit Plans") comply in all material respects with ERISA and, where applicable, for tax-qualified or tax-favored treatment, with the Internal Revenue Code. Neither the Employee Benefit Plans nor any trustee or administrator thereof has engaged in a "prohibited transaction" within Section 406 of ERISA or, where applicable,
Section 4975 of the Internal Revenue Code for which no exemption is applicable, nor have there been any "reportable events" within Section 4043 of ERISA which are required to be reported but were not timely reported. There is not and has not been any violation of the Consolidated Omnibus Budget Reconciliation Act of 1986. Neither VCB nor the Bank has contributed to, is not obligated to contribute to, and has not been a sponsor of a multi-employer plan. VCB and the Bank have made available to Bancorp true, complete and accurate copies (or, with respect to oral arrangements, accurate written summaries) of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings and profit-sharing plans; any employment, deferred compensation, incentive compensation, bonus, consulting and group insurance contracts; any other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff and vacation plans, contracts or arrangements; and employee benefit plans or agreements sponsored, maintained or contributed to by VCB and the Bank for employees of the Bank.

        3.16 Employment Contracts. Except for the contracts described in
Schedule 3.16, there are no employment contracts, deferred compensation agreements or other arrangements (including, without limitation, contracts or arrangements providing for severance or termination pay or benefits or increased or accelerated compensation in the event of a merger, acquisition, consolidation, reorganization or change of control with respect to VCB or the Bank or any other event affecting the ownership, control or management of either VCB or the Bank) with any officer, director, employee, consultant or stockholder of VCB or the Bank. VCB and the Bank shall be responsible for the payment of all sums that may be due a terminated employee of VCB or the Bank pursuant to an employment contract or otherwise prior to the Effective Date.

        3.17 Insurance. VCB and the Bank carry insurance with reputable insurers, including Bankers Blanket Bond Coverage, in such amounts as are reasonable and are consistent with typical and reasonable industry practices. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. Both of them have delivered to Bancorp a list of all policies of insurance currently in force. All such policies (or policies affording equivalent coverage) will be maintained in effect through the Effective Date.

        3.18 Properties. VCB and the Bank own or lease all property upon which their continued business


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operations are dependent. With respect to properties owned, each possesses good and marketable title to and owns, free of any encumbrance (other than liens for taxes not yet due and statutory rights of redemption with respect to properties acquired through foreclosure and encumbrances of record as of the date of the Agreement), all such real, personal and intangible properties and other assets. The leases pursuant to which each lease real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing default or any event that, with the giving of notice or lapse of time or otherwise, would constitute a default. The real and personal property leased by each is free from any adverse claim that would materially interfere with the business or operations of VCB or the Bank.

        3.19 Hazardous Wastes. To their best knowledge and belief, the properties owned by VCB and the Bank are in good condition, free from any defects (including asbestos and toxic materials) that would materially interfere with the continued use thereof in the conduct of each party's normal operations. Without limiting the foregoing and to the best knowledge of the directors and officers of the parties, neither VCB nor the Bank, nor any other person having an interest in any property which VCB or the Bank owns, or has owned (the "Property"), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of hazardous material on or from any Property. Individually or in the aggregate, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of hazardous material in violation of applicable law; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from any Property, any of which individually or collectively would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of VCB or the Bank. Neither VCB nor the Bank have received notice of, or has reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against either of them any such other person or such Property as a result of any of the foregoing events. For the purpose of this Section, "Hazardous Material" means any chemical, substance, material, object, condition or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including without limitation, petroleum or petroleum products, and all of those chemical substances, materials, objects, conditions, wastes or combinations of them that are now or become listed, defined or regulated in any manner by federal, state or local law based, directly or indirectly upon such properties or effects, but excluding such amounts commonly stored and used in routine cleaning and maintenance.

        3.20 Tax Matters. Except as disclosed in Schedule 3.20 all tax returns required to be filed by or on behalf of VCB and the Bank have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns are required to be filed. All returns filed are complete, accurate and properly reflect the taxes of each for the periods covered thereby. All taxes shown on filed returns have been timely paid. As of the date of the Agreement, there is no audit, examination, deficiency or refund litigation or tax claim or any notice of assessment or proposed assessment by any taxing authority, or to the best knowledge and belief of VCB and the Bank any other matter in controversy with respect to any taxes that might result in a determination adverse to VCB or the Bank. All taxes, assessments, interest, additions, deficiencies, fees, penalties and other governmental charges or impositions due with respect to completed and settled examinations or concluded litigation have been property accrued or paid. The tax returns for VCB and the Bank will be subject to review by Bancorp's accountants. Any unpaid taxes, interest or penalties shall be paid or accrued by VCB or the Bank prior to the Effective Date. Neither VCB nor the Bank have executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. All applicable withholding taxes, Social Security taxes, unemployment insurance, Workers Compensation premiums and other withholdings due or payable by VCB or the Bank have been withheld, accounted for and paid as required by law.

        3.21 Compliance with Law. Neither VCB nor the Bank are in violation of any applicable law or ordinance or any order, rule or regulation of any governmental agency, in any material respect, and are not in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults might have a materially adverse effect on the business or properties of either of them. Neither VCB nor the Bank have received any claim or notice of violation with respect thereto, except as disclosed in any Schedule to the Agreement.


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        3.22 Compliance with Lending Laws and Regulations. Without limiting any other representation or warranty contained herein, VCB and the Bank represent and warrant to Bancorp based upon their best knowledge and belief that:

               a. The conduct by VCB and the Bank of their business and the operation by each of the properties or other assets owned or leased by them do not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which individually or in the aggregate would materially and adversely affect either of them. Specifically, but without limiting any other representations or warranty herein, each of VCB and the Bank are in compliance in all material respects with every local, state or federal law or ordinance and any regulation or order issued thereunder now in effect and applicable to either governing or pertaining to Fair Housing Anti-Redlining, Equal Credit Opportunity, Truth-in-Lending, Real Estate Settlement procedures, Fair Credit reporting, and every other prohibition against unlawful discrimination in residential lending or governing consumer credit including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act (and Regulation Z promulgated by the Federal Reserve Board), the Real Estate Settlement Procedures Act of 1974 and the Home Mortgage Disclosure Act. All loans, leases, contracts and accounts receivable, security agreements, guarantees and recourse agreements of each held in their portfolio or as sold into the secondary market represent and are valid and binding obligations of their respective parties and debtors enforceable in accordance with their respective terms, except for defenses, offsets or counterclaims arising from applicable bankruptcy, insolvency, moratorium, marshalling or other similar laws and equitable principles relating to the rights of creditors; each of them is based upon a valid binding and enforceable contract or commitment, each of which has been executed and delivered in full compliance in form and substance with any and all federal, state or local laws applicable to each party or to the other party or parties to the contracts or commitments, including without limitation the Truth-in-Lending Act, Regulations Z and U of the Federal Reserve Board, laws and regulations providing for non-discriminatory practices in the granting of loans or credit, applicable usury laws and laws imposing lending limits; and all such contracts or commitments have been administered in full compliance with all applicable federal, state or local laws or regulations. All Uniform Commercial Code filings or filings of trust deeds, mortgages or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect security interests referred to in any and all of such documents or other security agreements have been made, all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material, legal or regulatory requirements.

               b. All loan files of the Bank are complete and accurate in all material respects and have been maintained in accordance with good banking and business practices.

               c. All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by the Bank in full compliance with all applicable federal, state or local laws and regulations, and the Bank has not incurred since the date of the most recent Financial Statement (as defined in Section 3.11), and does not expect to incur, any loss or impairment of any security interest or any exposure to meritorious lawsuits or other proceedings of the types or amounts that are not customary for financial institutions in the business in which the Bank is presently engaged.

               d. Neither VCB nor the Bank are in violation of any applicable servicing agreement or other requirements of the Federal Housing Administration, the Veterans Administration, Federal National Mortgage Association, Government National Mortgage Association, Federal Home Loan Mortgage Corporation, Small Business Administration, the Farmers Home Administration, the Federal Home Loan Bank or any private mortgage insurer that insured or guaranteed any loans owned by either of them or as to which either has sold to other investors, the effect of which violation would materially and adversely affect the business assets, earnings, operations or condition (financial or otherwise) of VCB or the Bank on a consolidated basis. Further, with respect to such loans neither VCB nor the Bank has done or failed to do or cause to be done or omitted to be done any act, the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure; (ii) any Veterans Administration guarantee or commitment of the Veterans Administration to guarantee; (iii) any Small Business Association guarantees or commitments of the Small Business Administration guarantee; (iv) any guarantee or commitment of the Farmers Home Administration or the Federal Home Loan Bank; (v) any private mortgage insurance or commitment of any private mortgage insurer to insure; (vi) any title insurance policy; (vii) any hazard insurance policy or (viii) any flood insurance policy required by the National Flood Insurance Act of 1968 as amended, which would materially and adversely affect the business assets earnings, operation or condition (financial or otherwise) of VCB or the Bank on a consolidated basis.

               e. Neither VCB nor the Bank is or was, as one of its principal activities, knowingly engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock.

        3.23 Specific Lending and Business Matters. Without limiting any other representation or warranty contained herein, VCB and the Bank represent and warrant to Bancorp based upon their best knowledge and belief that:

               a. Except for loans or leases paid off or sold in the ordinary course of business, each loan or lease reflected as an asset in the Bank's financial statements of June 30, 1998, or made or acquired since the date of the financial statements, is the valid, legal and binding obligation of the obligor of such loan or lease, enforceable according to its terms. All secured loans are secured by valid, perfected and subsisting liens. No loan or lease having an unpaid balance of principal and interest in excess of $50,000.00 is subject to any asserted defenses, offsets or counterclaims.

               b. The Bank's loan loss reserves are and through the Effective Date will be adequate to absorb all reasonably anticipated loan losses of the Bank, taking into account the size and character of its loan portfolio, current and reasonably foreseeable economic conditions, and all other relevant factors. Since January 1, 1998 no facts have come to the attention of Bank management that would cause the Bank to restate in any material way the level of such reserves for possible credit losses. All loans classified as "doubtful," "substandard" or "loss" by an examiner of any state or federal regulatory agency, or charged off the books of the Bank will be so classified or charged off prior to the Effective Date. At the time of Closing, the percentage of reserves in relation to total loans shall not be less than the percentage of reserves in relation to total loans as of June 30, 1998. The Bank Board of Directors reviews the adequacy of the loan loss reserves at least once a quarter. Except as previously disclosed to Bancorp, the timing and methodology used to evaluate the adequacy of the Bank's loan loss reserves has not been disapproved or commented on by any state or federal regulatory agency.

               c. The Bank has no obligation or liability of any nature, whether absolute, accrued or contingent, that is material, or that would be material if combined with all similar obligations or liabilities, except for those disclosed in the Financial Statements. There exists no set of circumstances resulting from transactions entered into by the Bank, or events affecting the Bank, or from any action which the Bank has failed to take, that could reasonably be expected to result in any such obligation or liability, except as expressly disclosed in the Financial Statements.

               d. Since January 1, 1998 the Bank has (i) conducted its business in a manner consistent with its past practices, (ii) administered its loan and investment portfolios in accordance with ordinary and prudent business and banking practices, (iii) has not lengthened the average maturity of its loan and investment portfolios to any material extent, and (iv) has not, (except in the ordinary course of business and consistent with its past practices), to any material extent, reduced the percentage of its aggregate investment portfolio in relation to total assets.

               e. There are no legal or administrative proceedings of any kind, including arbitrations or mediations, pending or threatened against the Bank. There exists no judgment, order or decree against the Bank entered by any court, arbitrator or government agency that may result in any material adverse change in the business, results of operations, financial condition or prospects of the Bank.

               f. All contracts creating an obligation or liability on the part of the Bank or VCB in the sum of $10,000 per contract, excluding deposit liabilities, loans, loan agreements, loan commitments under which it has advanced or is obligated to advance funds, security agreements, agreements to resell or repurchase securities, and agreements to sell or purchase securities in the ordinary course of business, are disclosed and described in the attached Schedule 3.23(f). Except for those contracts listed on Schedule 3.23(f) and the Bank's obligations under the Agreement, the Bank is not a party to any such contract, nor is VCB. Neither the Bank nor VCB are in breach of any material term of any contract to which they are a party, nor does there exist any event or circumstance of which they are aware which would give rise to a default under any such contract with the passage of time, which would cause a material adverse impact to the Bank. All contracts to which the Bank or VCB is a party are (i) valid, binding and enforceable, and (ii) (except for contracts with Datatech of Oregon, Inc. and an ATM-related contract) are cancelable upon not more than 30 days notice without penalty to the Bank or VCB. All off-balance sheet risks, such as letters of credit, unfunded loan commitments and guaranties, have been disclosed by the Bank and VCB to Bancorp.

               g. The Bank is in substantial compliance with the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, the "CRA"). The Bank has not been advised of the existence of any fact or circumstance, or set thereof, which if true would, in the Bank's reasonable opinion, cause it to fail to be in substantial compliance with the CRA or to have its current CRA rating lowered. Any change in the current CRA rating of the Bank which would prevent the consummation of the Acquisition shall be a material adverse change under the Agreement.

        3.24 Absence of Certain Changes. Since January 1, 1998 there has not been:

               a. any material adverse change in the assets, earnings, business, operations, prospects or financial condition of the Bank, and no fact or condition exists as of the date of the Agreement that it has reason to believe could result in any such material adverse change at any time after the date of the Agreement;

               b. the creation of any liability by or on behalf of the Bank, other than liabilities incurred in the ordinary course of its business consistent with its past practices, which has or could have a materially adverse effect on the business or financial condition of the Bank;

               c. any damage, destruction or loss not covered by insurance which materially or adversely affects the business or financial condition of the Bank;

               d. the creation of any unusual liability or commitment by or on behalf of the Bank, or the making of any unusual acquisition or purchase by or on behalf of the Bank;

               e. the declaration, setting aside or payment of any dividend or other distribution by the Bank, with the exception of regular dividends paid in accordance with the Bank's usual policies and procedures consistent with past practices;

               f. the repurchase or redemption by the Bank of any of its capital stock;

               g. any transaction entered into by the Bank that has resulted or will result in the transfer of assets of the Bank for other than their full or fair consideration, or in a manner which is not in the ordinary course of its business consistent with its past practices;

               h. aggregate capital expenditures by the Bank for depreciable assets exceeding $10,000;

               i. a change in the accounting methods or practices used by the Bank, or a revaluation of any of its assets or liabilities;

               j. any special or extraordinary bonus or remuneration paid to any officer, director or employee of the Bank, or any increase, or agreement to increase, the compensation or benefits of any employee, except for increases made in the ordinary course of its business consistent with its past practices, or except as otherwise disclosed in the Agreement.

        3.25 Regulatory Matters. Except as disclosed in Schedule 3.25, VCB and the Bank, to their best knowledge and belief as determined after reasonable and diligent inquiry, have effected all registrations and filed all reports, applications, statements and other required filings, together with any amendments thereto (collectively, the "Filings") that either was required to effect or file with all governmental or regulatory authorities or agencies having jurisdiction over their operations. Without limiting the generality of the foregoing, VCB (or its predecessor) has timely filed all required reports pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. VCB and the Bank have provided originals or true copies of all Filings to Bancorp. Such Filings were and are, to the best knowledge and belief of VCB and the Bank, in compliance with applicable law when filed, and no delinquencies or deficiencies have been asserted by any regulatory authority with respect thereto. The deposits held by the Bank are insured by the Federal Deposit Insurance Corporation pursuant to the provisions of the Federal Deposit Insurance Act (subject to statutory limits on such insurance), and all assessments required under the Federal Deposit Insurance Act have been paid.

        3.26 Agreements with Bank Regulators. Except as disclosed in Schedule 3.26, neither VCB nor the Bank are not, nor have not been within the last 18 months, a party to or subject to any written order, decree, memorandum of understanding, commitment letter, undertaking, extraordinary supervisory letter or any similar agreement or directive with or from any state or federal agency or authority charged with supervising or regulating depository institutions or the insurance of deposits therein, except for such agreements or directives issued in the ordinary course of business to depository institutions in general. Neither VCB nor the Bank have been advised within the last 18 months that any such state or federal agency or authority is considering issuing or requiring such agreement or directive, or is considering the possibility or appropriateness of doing so.

        3.27 Transactions with Affiliates. Except as disclosed in Schedule 3.27, which schedule discloses each transaction separately, none of the officers, directors or beneficial holders of five percent or more of the shares of VCB or the Bank, and no person who is "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978 or by
Section 405 of the Securities Act of 1933) by either of them has any ongoing transaction or has agreed to enter into any transaction (excluding deposits) with VCB or the Bank in an amount or value greater than (i) $15,000.00 for a single transaction, or (ii) $25,000.00 in total for all transactions per officer, director or beneficial holder. None of such officers, directors, holders or other persons has any ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business arrangements or relationships of any kind with VCB or the Bank. Any extensions of credit by VCB or the Bank to such officers, directors, holders, and other persons, or to any business, corporate or otherwise, or with respect to any property in which such officers, directors, holders and other persons have a material financial interest, previously have been disclosed in writing to Bancorp and all loans to such persons are fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time by VCB or the Bank.

        3.28 No Fees. Except for as disclosed in Schedule 3.28, there exist no claims for brokerage commissions, finder's fees, or similar compensation payable by VCB or the Bank arising out of or due to any act of VCB or the Bank in connection with the transactions described in the Agreement or the negotiations which occurred prior to the date of the Agreement.

        3.29 Certain Subsidiaries. Neither Valley Community Mortgage Services, an Oregon corporation wholly owned by VCB, nor Valley Community Financial Services, an Oregon corporation wholly owned by the Bank, are engaged in any business activity of any kind. In addition, neither corporation owns or controls any material assets or property, and neither will engage in any business activity from and after the date of the Agreement without Bancorp's prior consent in writing.

        3.30 Further Assurances. VCB and the Bank shall use their best efforts to promptly to do or cause to be done all things necessary or appropriate under applicable laws and regulations to consummate the transactions contemplated by the Agreement.

        3.31 Completeness of Warranties and Representations. VCB and the Bank acknowledge and agree that all representations, warranties and covenants contained in the Agreement are being relied on by Bancorp and are material inducements to Bancorp to enter into and perform the Agreement. No representation, warranty, covenant or other statement of any kind contained herein, and no materials delivered by VCB or the Bank to Bancorp pursuant to the Agreement, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading.

        4. REPRESENTATIONS AND WARRANTIES OF BANCORP.

        4.1 Execution and Performance of Agreement. Bancorp has all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated by the Agreement. The execution and delivery of the Agreement, compliance with its terms and the consummation of the transactions contemplated by the Agreement have been duly and validly authorized by the Board of Directors of Bancorp, and no other corporate action of Bancorp is necessary to authorize the Agreement or to consummate the transactions contemplated.

        4.2 Binding Obligation. The Agreement has been duly and validly executed and delivered by Bancorp and constitutes the valid, legal and binding agreement of it enforceable in accordance with its terms.

        4.3 Legal and Administrative Proceedings. There are no legal or administrative proceedings of any kind, including arbitrations or mediations, pending or threatened against Bancorp, and there exists no judgment, order or decree against Bancorp entered by any court, arbitrator or government agency, that would preclude Bancorp's performance of its obligations under the Agreement.

        4.4 Consents and Approvals. Except for the applications and approvals required by the Federal Reserve Bank and any other state or federal governmental agency that may have or assert jurisdiction over the transaction or the actions contemplated herein, no consents, approvals or authorizations of any public body or regulatory agency are necessary for the consummation of the Acquisition and the other transactions provided under the Agreement.

        4.5 No Violations. Subject to compliance with all required regulatory approvals, neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Bancorp with any of the provisions hereof will (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation of Bancorp or by which any of its properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Bancorp, or any of its properties or assets.

        4.6 No Fees. Except for as disclosed in Schedule 4.6, there exist no claims for brokerage commissions, finder's fees, or similar compensation payable by VCB or the Bank arising out of or due to any act of Bancorp in connection with the transactions described in the Agreement or the negotiations which occurred prior to the date of the Agreement.

        4.7 Further Assurances. Bancorp shall use its best efforts to promptly do or cause to be done all things necessary or appropriate under applicable laws and regulations to consummate the transactions contemplated by the Agreement.

        4.8 Completeness of Warranties and Representations. Bancorp acknowledges and agrees that all representations, warranties and covenants contained in the Agreement are being relied on by VCB and the Bank and are material inducements to VCB and the Bank to enter into and perform the Agreement. No representation, warranty, covenant or other statement of any kind contained herein, and no materials delivered by Bancorp to VCB or the Bank pursuant to the Agreement, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading.

        5. COVENANTS AND PRE-CLOSING ACTIVITIES -- VCB AND THE BANK

        From the date of the Agreement until the Effective Date, VCB and the Bank, together with their officers, directors, employees, agents, and representatives, hereby covenant and agree as follows:

        5.1 Attorneys' Fees of VCB Counsel. VCB shall reach agreement with its counsel that the attorneys' fees relating to the Acquisition chargeable to VCB for attorney fee time (including time for paralegals and other personnel of VCB' attorneys) incurred from and after June 1, 1998 shall not exceed $30,000.

        5.2 Regulatory Applications and Approvals. VCB and the Bank, as soon as reasonably practicable after the date of the Agreement, shall prepare and file with all governmental agencies that may have or assert jurisdiction over the transaction or the actions contemplated herein all necessary applications they are required to file for approval to effect the Acquisition, and such other documents, instruments, and notices as may be necessary or desirable for VCB and the Bank to obtain the approval of the applicable governmental agencies. Bancorp shall provide VCB and the Bank with such information concerning itself, its directors, officers, and stockholders and such other matters as may be necessary or advisable in connection with the preparation, filing, or submission of any required application made by or on behalf of VCB and the Bank to any governmental body in connection with the Acquisition and other transactions, applications, or filings contemplated by the Agreement. Bancorp and its accountants and attorneys shall have the right to review, prior to submission to any regulatory agencies, all information pertaining to the parties that will be included in any such applications, filings, or other submissions. VCB and the Bank will promptly furnish to Bancorp copies of all written communications received from any governmental agency regarding the transactions contemplated by the Agreement.

        5.3 Rights of Access. Subject to the confidentiality agreement of July 1, 1998 between Bancorp and VCB (the "Confidentiality Agreement"), VCB and the Bank shall give Bancorp and its representatives including, but not limited to, its accountants, attorneys, investment bankers, and other advisors, reasonable access during normal business hours to all its properties, documents, contracts, books, records, reports (including reports of examination by regulatory agencies and the replies thereto unless disclosure of such materials to Bancorp is prohibited by law), and such additional information with respect to their business affairs, operations, and properties as Bancorp may request. Bancorp and its accountants shall have the right to consult with the accountants of VCB and the Bank and to review their work papers, including, without limitation, all supporting data and documents relative to the preparation of the Financial Statements and tax returns of VCB and the Bank.

        5.4 Interim Tax and Accounting Matters. All deductions and adjustments taken on the 1997 federal and state income and other tax returns or filings of VCB are or will be consistent with prior practices, and will not include unsupported, doubtful, or unlawful deductions or adjustments. Accountants for Bancorp shall be entitled to review and approve unfiled VCB returns or amendments thereto, if any, prior to filling. Any objection to VCB's returns or amendments shall be in writing and shall state the basis for the objection.

               VCB shall pay, accrue or otherwise provide for the payment of all taxes due by VCB, including without limitation income, personal property and excise taxes, interest and penalties. VCB shall not execute an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. All applicable withholding taxes, Social Security taxes, unemployment insurance, workers compensation premiums and other withholding will be properly withheld, accounted for and paid or accrued as required by law.

               Expenses incurred by VCB, either paid or unpaid, for goods purchased and services rendered or to be rendered as of the date of the Agreement will be properly reflected on VCB's books in accordance with generally accepted accounting principles applied on a consistent basis. During the period between the date of the Agreement and the Effective Date, VCB will pay promptly upon receipt of billings all accounts payable, including professional fees for legal and accounting services, shall pay all bills promptly consistent with past practices and shall not cause them to be deferred until after the Effective Date. All obligations of VCB which are incurred prior to or on the Effective Date shall be paid, accrued, or otherwise reserved for payment even though the obligation is not recognized for payment on the financial statements of VCB until a check is issued in payment.

        5.5 Corporate Records, Loans, Contracts and Other Documents. VCB and the Bank shall:

               a. Furnish to Bancorp copies of minutes of all meetings of the Board of Directors of VCB and the Bank, together with committees thereof, the Bank's Loan Committee, and Executive or Senior Management Committees and stockholders held after the date of the Agreement; provided, that minutes or documents relating to the negotiation and performance of the Agreement reasonably and in good faith deemed confidential or privileged are excluded from this requirement;

               b. Report to Bancorp on at least a monthly basis and otherwise from time to time as it may request, regarding any loan for which more than $15,000 (including principal, unpaid interest, fees and costs) is due as of the report date which VCB or the Bank has substantial doubts regarding its collectability or has determined is uncollectible, any loan whose terms are renegotiated or extended because of substantial concerns regarding its collectability, any loan that becomes more than 60 days past due; any adverse developments concerning the Bank's OREO; and any non-ordinary losses that, in the Bank's opinion after reasonable inquiry, may be likely to occur on any loan of the Bank.

               c. Promptly inform Bancorp of any investment, credit or operational loss (such as an overdraft, check kite or robbery) exceeding $2,500 individually or $5,000 in the aggregate.

        5.6 Financial Statements and Call Reports. VCB and the Bank shall:

               a. Promptly provide Bancorp with copies of their monthly and quarterly financial statements, their quarterly Consolidated Reports of Income and Condition for Banks ("Call Reports") for the months and quarterly period ending between the date of the Agreement and the Effective Date, and such other reports as are normally produced in the ordinary course of their business. Such financial statements and Call Reports shall be in accordance with the books and records of VCB and the Bank, shall present fairly the financial position and results of operations of VCB and the Bank, shall be prepared in accordance with GAAP applied on a consistent basis, shall be in accordance with all applicable regulatory reporting requirements, and shall be certified to such effect by the Chief Executive Officer or President of VCB and the Bank.

               b. Promptly provide Bancorp with copies of each report filed by VCB and the Bank with any regulatory agency having jurisdiction over their activities, including but not limited to the Federal Deposit Insurance Corporation, the Federal Reserve Bank and the Securities and Exchange Commission.

               c. Select one or more persons as their designated representative to meet, consult, and confer on a regular basis with representatives of Bancorp regarding the general condition and the ongoing operations of VCB and the Bank.

               d. Promptly notify Bancorp of any material change in the normal course of business or in the operation of the properties of VCB and the Bank; any governmental inquiries, complaints, investigations or forthcoming hearings or communications indicating that the same may be contemplated; the institution or the threat of any litigation involving VCB or the Bank (including lender liability claims but excluding routine claims or defenses asserted by a debtor in a routine collection or bankruptcy case), and thereafter keep Bancorp fully informed of such events. Without limiting the foregoing, VCB and the Bank will from time to time and as may be appropriate to insure that the schedules and other information provided to Bancorp will remain at all times accurate and complete, to and including the Effective Date, promptly supplement and revise the schedules and information. Notwithstanding anything to the contrary contained herein, supplementation of such schedules following the execution of the Agreement shall not be deemed a modification of the representations or warranties of VCB and the Bank contained herein.

        5.7 Certain Prohibited Transactions. From and after the date of the Agreement, without the prior written consent of Bancorp neither VCB nor the Bank shall:

               a. Declare or pay any cash dividends or property dividends;

               b. With respect to the securities of VCB or the Bank, declare or distribute any stock dividend, authorize a stock split, authorize, issue, sell or make any distribution of shares or other securities, grant any right, option or warrant to acquire any shares of capital stock or any other of its securities, or pledge or encumber any shares of its stock or any other of its securities, except for those transactions required under Section 1.2 of the Agreement;

               c. Merge into or with, consolidate with, be acquired or controlled by, or (except in the ordinary course of business) sell its assets or transfer its liabilities (or portions thereof) to any other bank, savings and loan association, bank or savings and loan holding company, other financial institution, corporation, person or entity or enter into any other transaction, or agree to effect any such transactions not in the ordinary course of their business, or engage in any discussions concerning such possible transactions, solicit offers of interest to engage in any such transactions, or engage in those activities described and prohibited in Section 5.10;

               d. Make any direct or indirect redemption, purchase, or other acquisition of any of the shares of VCB or the Bank, or any other shares of capital stock;

               e. Subject any of their properties or assets to any lien, claim, charge, option, or encumbrance, except in the ordinary course of business;

               f. Increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee except for increases with respect to employees in the ordinary course of business consistent with past practices;

               g. Create or modify any existing pension or profit-sharing plan, bonus, incentive compensation, deferred compensation, death benefit, health, welfare, retirement or employee stock option plan or the level of benefits under any such existing plan, or increase or decrease any severance or termination pay benefit or other fringe benefit, except as required by law;

               h. Enter into any severance agreement and, except in the ordinary course of business and subject to any other provision of the Agreement, enter into any employment or personal services contract with any person or firm, provided further that Bancorp's approval shall be required for any such agreement or contract having a value in excess of $10,000, except that Bancorp's prior approval shall not be required for the hiring of Bank clerical personnel, in the Bank's ordinary course of business consistent with past practices, on an at-will employment basis without a written contract;

               i. Amend their Articles of Incorporation or Bylaws or change the number of authorized shares of capital stock;

               j. Make any capital expenditure in excess of $5,000 per project or $10,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Agreement and other expenditures necessary to maintain existing properties in good repair;

               k. Sell, transfer, encumber or securitize any mortgage, trust deed, security interest, notes or other assets having a value in excess of $25,000 per asset, except in the ordinary course of business consistent with the Bank's past practices; provided further that any such prospective sale or transfer shall first be offered to Bancorp and its subsidiary Columbia River Bank;

               l. Make application to open or close any branches;

               m. Materially change lending policies, asset and liability management policies, investment policies, or other credit, personnel or operations policies and procedures, except as required by law;

               n. Enter into or modify any agreement or arrangements (except for renewals of previously disclosed indebtedness) that alone or together with all similar arrangements exceeds $25,000, with any director or officer of VCB or the Bank, any person who owns more than five percent (5%) of the outstanding capital stock of VCB or the Bank, or any business or entity in which such director, officer or beneficial owner has an ownership interest in excess of ten percent (10%);

               o. Purchase or sell additional loans or loan participations from or to another lender except in the ordinary course of business consistent with the Bank's past practices; provided that the prospective sale of any such participation shall first be offered to Bancorp and its subsidiary Columbia River Bank, and provided further that prospective purchases of any such participation having a value of over $100,000 per participation shall be subject to Bancorp's prior written approval.

               p. Materially alter the Bank's loan portfolio with respect to mix, yield or structure;

               q. Alter or amend the indemnification provisions applicable to directors and officers in the articles, bylaws or other operative documents or agreements of VCB and the Bank, except as required by law;

               r. Enter into arrangements or agreements to do any of the foregoing.

        5.8 Preservation of Business. Until the Effective Date, VCB and the Bank shall:

               a. Carry on their business and manage their assets, properties, and affairs diligently and substantially in the same manner as before, consistent with past and prudent banking practices;

               b. Take no action to substantially change the percentage which the aggregate investment portfolio bears to the total assets of the Bank or to change the average maturity of the investment portfolio or of any significant category thereof to any material extent, except in the ordinary course of business consistent with past practices;

               c. Perform in all material respects all their obligations under material agreements, contracts, leases, and documents relating to its business;

               d. Exert their best efforts to comply in all respects with all statutes, laws, ordinances, rules, and regulations applicable and material to the conduct of their business;

               e. Continue in effect their present insurance coverage on all properties, assets, business, directors and personnel;

               f. Use their best efforts to preserve their business organization, to retain their employees, and to preserve their relationships with customers and others having business dealings with them;

               g. Exert their best efforts to not do anything, or fail to do anything, that will cause a breach of or default in any contract, agreement, commitment, or obligation to which they are a party or by which they may be bound;

               h. Maintain directors' and officers' liability insurance at a level of coverage at least equal to the level of coverage in place as of January 1, 1998.

        5.9 Continuing Accuracy of Representations and Warranties. From the date of the Agreement until the Effective Date, VCB and the Bank shall take all actions necessary to maintain the accuracy of all of their representations and warranties and shall refrain from taking any action that would cause any of their representations or warranties to be inaccurate at any time during this period.

        5.10 No Solicitation of Offers or Negotiations with Others. Neither VCB nor the Bank, nor any of their respective directors, officers, employees, representatives, agents, or other persons employed by, affiliated with, or controlled by them or either of them, shall, directly or indirectly, encourage, solicit or initiate or begin negotiations with, or provide any information (financial or otherwise) regarding Bancorp, VCB or the Bank or the terms of the Agreement, to any person, corporation, bank holding company, financial institution, entity, or group for the purpose of soliciting a possible merger, consolidation, acquisition, change in control, reorganization, sale of substantial assets or transfer of deposits (or portions thereof) not in the ordinary course of business, sale of shares of capital stock or similar transactions of VCB or the Bank, or engage in those activities described in
Section 5.7. VCB and the Bank will promptly communicate to Bancorp the terms of any unsolicited proposal, inquiry, or other solicitation that they receive with respect to any of the transactions identified or contemplated herein. VCB and the Bank shall use their best efforts to cause their officers, directors, and the others described in this Section to comply with the provisions of this Section and Section 5.7. The foregoing provisions shall not preclude (i) communications from VCB to its stockholders prior to any meeting of stockholders which are previously approved by Bancorp regarding the general terms or status of the Agreement, (ii) the informal response by an employee of VCB or the Bank approved by Bancorp to questions asked by a VCB stockholder regarding this transaction, or (iii) responding to unsolicited inquiries regarding the acquisition of VCB or the Bank through a share exchange or otherwise in order for the VCB or Bank boards of directors to comply with their respective fiduciary obligations.

        5.11 Supplements. From time to time prior to Closing, VCB and the Bank shall promptly supplement or amend the Schedules delivered in connection herewith with respect to any matter hereinafter arising which if existing, occurring, or known at the date of the Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules that has been rendered inaccurate or misleading.

        5.12 Closing Financial Statement. VCB and the Bank shall deliver to Bancorp as soon as available, but not less than five days prior to the Effective Date, the financial statements of VCB and the Bank as of the end of the calendar month immediately preceding the Effective Date (the "Closing Financial Statement") if the Effective Date is on or after the 15th day of the month in which the Effective Date occurs, and as of the end of the second calendar month immediately preceding the Effective Date if the Effective Date is prior to the 15th day of the month in which the Effective Date occurs. The Closing Financial Statement shall contain a balance sheet, statement of income, and statement of changes in stockholders equity substantially in the form set forth in the quarterly financial statement of VCB and the Bank for the period ended December 31, 1997. At the time of its delivery, the Closing Financial Statement shall be in accordance with the books and records of VCB and the Bank, present fairly the financial position and results of operations of VCB and the Bank, be prepared in accordance with generally accepted accounting principles applied on a consistent basis, and be certified to such effect by the President of VCB and the Bank. The person executing the Certificate shall not be individually liable for any error in the Closing Financial Statement except for actual fraud. As soon as practicable thereafter, Bancorp's accountants shall review the Closing Financial Statement.

        5a. COVENANTS AND PRE-CLOSING ACTIVITIES - BANCORP

        From the date of the Agreement until the Effective Date, Bancorp, together with its officers, directors, employees, agents, and representatives, hereby covenants and agrees as follows:

        5a.1 Regulatory Applications and Approvals. As soon as reasonably practicable after the date of the Agreement, Bancorp shall prepare and file with the Federal Reserve Bank, and with any other governmental agency that may have or assert jurisdiction over the transaction or the actions contemplated herein, appropriate applications for approval to effect the Acquisition, and such other documents, instruments, and notices as may be necessary or desirable to obtain the approval of the applicable governmental agencies. VCB and the Bank shall provide Bancorp with such information concerning themselves, their directors, officers, and stockholders and such other matters as may be necessary or advisable in connection with the preparation, filing, or submission of any application made by or on behalf of Bancorp to any governmental body in connection with the Acquisition and other transactions, applications, or filings contemplated by the Agreement. VCB and the Bank and their accountants and attorneys shall have the right to review, prior to submission to any regulatory agencies, all information pertaining to the parties that will be included in any such applications, filings, or other submissions. Bancorp will promptly furnish to VCB and the Bank copies of all written communications received from any governmental agency regarding the transactions contemplated by the Agreement.

        5a.2 Financial Warranty. Bancorp represents and warrants that it has adequate liquidity to provide the funds necessary to consummate the transactions contemplated under this Agreement without dependence on any external sources of funds or financing. Notwithstanding the foregoing, Bancorp may, at its sole discretion, obtain the amount of the required funds through a private placement, public offering or other method.

        6. MUTUAL PRE-CLOSING COVENANTS.

        6.1 Best Efforts. Subject to the terms of the Agreement and fiduciary obligations under applicable law, the parties to the Agreement shall use their best efforts to effectuate the transactions set forth herein and to fulfill the conditions to their respective obligations under the Agreement. In particular, and without limitation, the parties shall use their best efforts to cause the Closing to occur at the earliest possible time.

        6.2 Confidentiality. In addition to the obligations set forth in the Confidentiality Agreement, each party shall use all information that it obtains from the other pursuant to the Agreement (excluding information that is a matter of public record) solely for the effectuation of the transactions contemplated by the Agreement and for other purposes consistent with the intent of the Agreement. No party to the Agreement shall use any of such information for any other purpose including, without limitation, to the competitive detriment of any other party. Each party shall maintain as confidential all information it receives from any other party and shall upon the expiration or termination of the Agreement promptly return all documentation provided by any other party or made available by third parties. Each party may disclose such information to its attorneys, accountants, investment bankers, tax advisors, other advisors and consultants.

        6.3 Further Assurances. Each party shall use its best efforts to promptly take or cause to be taken all actions and to do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by the Agreement. If any further action is necessary or desirable to carry out the purposes of the Agreement after Closing, the proper officers and directors of each party shall take all such necessary actions.

        6.4. Failure to Reasonably Fulfill Conditions. In the event that any party reasonably determines that a condition to its obligation to consummate the transactions contemplated hereby cannot be or is not likely to be fulfilled on or prior to Closing, and that such condition will not be waived by a party whose waiver of the condition would be required to consummate the Acquisition, such party shall promptly notify all other parties to the Agreement.

        6.5 Public Announcements. Except as may be required by law, no party to the Agreement shall disclose any information to the public regarding the terms of the Agreement without the prior written approval of all parties. All parties to the Agreement shall cooperate in the development and distribution of news releases and other communications to stockholders of VCB and Bancorp, and of other public disclosures with respect to the Agreement or any of the transactions contemplated hereby.

        6.6. Preparation of VCB Proxy Statement. The parties shall cooperate in the preparation of the VCB Proxy Statement. In particular, Bancorp and VCB shall
(i) provide each other with all necessary or appropriate information for inclusion in the VCB Proxy Statement to ensure that the VCB Proxy Statement satisfies all applicable requirements of state and federal securities laws, (ii) continually supplement such information as necessary or appropriate through and including the date of the VCB Special Meeting, and (iii) promptly provide notice to the other if at any time prior to the VCB Special Meeting any information provided by the party for inclusion in the VCB Proxy Statement becomes incorrect or incomplete in any material respect, and promptly provide the information needed to correct such inaccuracy or omission. VCB shall provide Bancorp with a reasonable opportunity to review and comment on the VCB Proxy Statement prior to its mailing to VCB stockholders, and VCB shall not include therein or omit therefrom any information over the reasonable objection of Bancorp or its counsel.

        7. EMPLOYEES.

        7.1 Employees. Employees of VCB and the Bank who are employed immediately prior to the Effective Date shall be the employees of the Bank on the Effective Date, all of whom shall continue such employment on the same terms and conditions as existed prior to the Effective Date. The Acquisition shall effect no modifications to the terms of any employment agreement to which the Bank is a party existing prior to the Effective Date.

        7.2 Employee Benefits. The Acquisition shall effect no modifications to
(i) the terms of any employee benefit plans of VCB or the Bank, including stock incentive and stock option plans, existing prior to the Effective Date, or (ii) the health care coverage for Bank employees in effect prior to the Effective Date. Nothing in the Agreement shall preclude or restrict Bancorp or its affiliates, including the Bank, from modifying such employee benefit plans and coverage in the ordinary course of business after the Effective Date.

        8. CONDITIONS PRECEDENT.

        The obligation of the parties to effect the transactions contemplated by the Agreement shall be subject to the satisfaction or waiver of each of the following conditions on or before the Effective Date. Each of the following conditions constitute conditions to Closing.

        8.1 Completion of Due Diligence; Financial Statement Audit. The satisfactory completion of Bancorp's due diligence investigation (other than the independent financial statement audit described below) of VCB and the Bank within thirty (30) days from the date of the Agreement; provided, that neither VCB nor the Bank shall refuse reasonable requests for information from Bancorp after thirty (30) days from the date of the Agreement. Bancorp hereby acknowledges that Bancorp's due diligence investigation was substantially completed prior to the date of the Agreement. Any condition, event or circumstance uncovered as a result of Bancorp's due diligence investigation after the date of the Agreement shall be deemed a non-fulfillment of a condition to Closing only if such condition, event or circumstance (i) significantly and detrimentally impacts the economic value to Bancorp of the Acquisition, and (ii) is not cured (if curable) within thirty (30) days notice to VCB and the Bank of such condition, event or circumstance. In addition, Bancorp may at its option and as part of its due diligence request an independent audit of the financial statements of VCB and the Bank, and VCB and the Bank shall fully cooperate with such audit. Such audit shall (i) reveal no material deviation from the unaudited statements subject to audit, and (ii) shall be completed and approved by Bancorp in writing within five (5) business days after Bancorp's recept of the audit results. Bancorp and VCB shall equally share the cost of such independent audit.

        8.2 Stockholder Approval. The Agreement and the Acquisition shall have been duly and validly authorized, approved and adopted at the VCB Special Meeting, duly and properly called for such purpose, by the holders of not less than two-thirds of the then outstanding shares of stock of VCB which are entitled to vote on the matter. The notice for the Special Meeting shall be accompanied by the VCB Proxy Statement in form and substance reasonably satisfactory to the parties and their attorneys.

        8.3 Regulatory Approvals and Consents. Orders, consents, and approvals, in form and substance satisfactory to the parties, shall have been entered by the Federal Reserve Bank, the Federal Deposit Insurance Corporation, and such other regulatory authorities having jurisdiction over the parties and the transactions contemplated hereby, granting the authority necessary for consummation of the transactions contemplated by the Agreement; all other requirements prescribed by law or by the rules and regulations of any other regulatory authority having jurisdiction over such transactions shall have been satisfied; all other consents necessary for the consummation of the transactions contemplated by the Agreement shall have been received; and the parties shall have received evidence satisfactory to them of the satisfaction of the foregoing conditions. No order, consent or approval shall contain any term, provision, requirement or condition that is unusually burdensome to any party.

        8.4 Opinion of Counsel - VCB. Bancorp shall have received from counsel for VCB an opinion dated as of the Effective Date, in form and substance satisfactory to Bancorp and its counsel, to the effect that:

               a. VCB and its corporate subsidiaries are corporations, and the Bank is an Oregon stock bank, all of which are duly organized, validly existing and in good standing under the laws of the State of Oregon and have all requisite corporate power and authority to own, lease and operate their properties and assets and carry on their business in the manner being conducted on the Effective Date;

               b. VCB and the Bank have all requisite corporate power and authority to execute, deliver and perform their obligations under the Agreement; the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of VCB and the Bank; and the Agreement has been duly executed and delivered by VCB and the Bank and constitutes the legal, valid and binding obligation of VCB and the Bank enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles, considerations of public policy, orders or other actions of state or federal regulatory authorities or agencies, and except for nonmaterial breaches or breaches waived by Bancorp;

               c. The Agreement and the obligations to be performed thereunder are not in conflict with the articles and bylaws of VCB or the Bank.

        8.5 Opinion of Counsel - Bancorp. VCB shall have received from counsel for Bancorp an opinion dated as of the Effective Date, in form and substance satisfactory to VCB and its counsel, to the effect that:

               a. Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon;

               b. Bancorp has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement; the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Bancorp; and the Agreement has been duly executed and delivered by Bancorp and constitutes the legal, valid and binding obligation of Bancorp enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles, considerations of public policy, orders or other actions of state or federal regulatory authorities or agencies, and except for nonmaterial breaches or breaches waived by VCB;

               c. The Agreement and the obligations to be performed thereunder are not in conflict with the articles and bylaws of Bancorp.

        8.6 Documents. The form and substance of all certificates, instruments, opinions, and other documents delivered to the parties under the Agreement shall be reasonably satisfactory in form and substance to the parties and their counsel.

        8.7 No Litigation. The absence of any material suit, action or proceeding (made or threatened) against any party or any of their directors or officers seeking to challenge, restrain, enjoin or otherwise affect the Agreement or the transactions contemplated by the Agreement; seeking to materially restrict the rights of the parties or the operation of the business of VCB or Bancorp after the consummation of the Agreement; or seeking to subject the parties hereto or any of their officers or directors to any liability, fine, forfeiture or penalty on the grounds that the parties hereto or their directors or officers have violated or will violate their fiduciary duties or will violate any applicable laws or regulations in connection with the transactions contemplated by the Agreement.

        8.8 Receipt of Fairness or Valuation Opinions. The parties shall have received, reviewed and approved one or more written opinions, issued by a reputable financial analyst, bank stock appraiser or investment banker with substantial experience in valuing transactions such as those contemplated by the Agreement, to the effect that the Acquisition is fair to the stockholders of VCB or otherwise represents a fair valuation of the stock of

VCB. Such opinions shall be supplemented and updated by the same or a similarly qualified financial analyst, bank stock appraiser or investment banker as of the date of the Proxy Statement if the date of the Proxy Statement is three (3) months or more later than the date of the most recent fairness opinion. It shall be a condition to Closing that such opinion, supplement or update does not disclose a material adverse change in or to any initial opinion or the data supporting it.

        8.9 Covenants. Each party has performed in all material respects their respective obligations under the Agreement and each party shall not have breached in any material respect any of its covenants or obligations under the Agreement, except for obligations or breaches that have been waived.

        8.10 Representations and Warranties. The representations and warranties of the parties contained in the Agreement shall be true and correct in all material respects at and as of the Effective Date, as if made at and as of such time, except for representations and warranties that specifically relate to an earlier date, which shall be true and correct in all material respects as of such date.

        8.11 Closing Certificates. Each party shall deliver at Closing a Certificate, dated as of the Closing Date, and signed and verified by the Chief Executive Officer or President of the party, certifying in such detail as any other party and its counsel may reasonably request, that to the best of the signator's knowledge after reasonable inquiry the conditions specified in this
Section 8 have been fulfilled and are true and complete on and as of the Closing Date. The person executing the Certificate shall not be personally liable for any error in the Certificate except for actual fraud.

        8.12 No Material Adverse Change. There shall not have occurred after the date of the Agreement any material adverse change in the assets, earnings, business, operations, prospects, or financial condition of VCB or the Bank.

        8.13 Other Business Combinations, Etc. Neither VCB nor the Bank shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which either of them would (i) merge, consolidate with, effect a business combination with, sell any substantial part of their assets or acquire a significant part of the shares or assets of any other person or entity (financial or otherwise), or (ii) adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision or any "Golden Parachute" or similar program (other than as described in Schedule 3.16) which would have the effect of materially decreasing the value of VCB or the Bank or decreasing the benefits to Bancorp of proceeding with the transactions set forth in the Agreement.

        8.14 Accounting Matters. There shall have been no change in required or permitted accounting principles applicable to VCB or the Bank between June 1, 1998 and the Effective Date that has a material adverse effect on their financial condition, earnings or capital.

        8.15 Financial Statements. Not less than five days prior to the Effective Date, VCB and the Bank shall have delivered to Bancorp the Closing Financial Statement described in and consistent with the provisions of Section 5.12, which shall have been certified and reviewed in accordance with Section 5.12, and the accountants for Bancorp shall have approved the Closing Financial Statement for compliance with GAAP and conformance with all applicable conditions to Closing.

        8.16 Stock Transactions by VCB and Affiliates. Other than as provided in
Section 1.2, there shall have been no sales, transfers or other transactions of or involving shares of VCB held by officers or directors of VCB, beneficial holders of five percent or more of the shares of VCB, and persons "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978 or by Section 405 of the Securities Act of 1933) by VCB, including without limitation sales, transfers or other transactions in violation of any state or federal securities laws or regulations.

        8.17 Attorneys' Fees of VCB Counsel. As of the Effective Date the attorneys' fees relating to the Acquisition chargeable to VCB or the Bank for attorney fee time (including time for paralegals and other personnel of VCB' attorneys) incurred from and after June 1, 1998 shall not have exceeded $30,000. If Bancorp determines prior to Closing that such fees have exceeded or will exceed $30,000, the difference between $30,000 and actual fees shall be deducted from the Acquisition purchase price provided in Section 1.1.

        8.18 Professionals' Fees of VCB. As of the Effective Date the fees for professionals other than attorneys, including without limitation fees for one or more fairness opinions and fees of accountants (other than accountants' fees an independent financial statement audit, which fees shall not exceed $25,000), relating to the Acquisition chargeable to VCB incurred from and after June 1, 1998 shall not have exceeded $20,000. If Bancorp determines prior to Closing that such fees have exceeded or will exceed $20,000, the difference between $20,000 and actual fees shall be deducted from the Acquisition purchase price provided in Section 1.1.

        8.19 Deposit of Funds. Cash in an amount sufficient to fund the payments to be made to stockholders of VCB shall have been placed in a designated deposit account with the Payment Agent with instructions to pay the appropriate amount to each VCB stockholder.

        8.20 Non-Competition Commitments. VCB and the Bank shall use their best efforts to obtain enforceable non-competition commitments, in form and substance reasonably acceptable to Bancorp, from key executive employees at Bancorp's reasonable request and from all present members of the boards of directors of VCB and the Bank.

        9. TERMINATION AND AMENDMENT.

        9.1 Termination. Prior to the Effective Date, the Agreement may be terminated and the Acquisition abandoned at any time notwithstanding approval by the stockholders of VCB and by any of the applicable regulatory authorities:

               9.1.1 Through written consent of the Board of Directors of Bancorp and VCB;

               9.1.2 By Bancorp or VCB if the Effective Date shall not have occurred within the time provided under the Agreement, unless the Boards of Directors of Bancorp and VCB have agreed to extend the time in which the Acquisition may be consummated;

               9.1.3 By Bancorp or VCB if any court of competent jurisdiction or any governmental agency has issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Acquisition and such order, decree, ruling, or other action shall have become final and nonappealable;

               9.1.4 By Bancorp or VCB if the conditions to Closing set forth in
Section 8 have failed to be satisfied in any material respect and such failure has not been either cured (if curable) or waived on or before the Effective Date;

               9.1.5 Upon the final disapproval by any of the Federal Reserve Bank, the Federal Deposit Insurance Corporation or any other regulatory authority whose approval is required, in whole or in part, of the transactions contemplated by the Agreement.

        9.2 Amendment. The Agreement may not be amended except by a subsequent written agreement signed by all parties hereto. The Agreement may be amended by action of the Boards of Directors of Bancorp and VCB at any time before approval of the Acquisition by the stockholders of VCB. Such amendment must be in writing signed on behalf of all the parties hereto by a duly authorized officer thereof.

        10. MISCELLANEOUS.

        10.1. Governing Law. Each and every portion of the Agreement is contractual and not a mere recital, and all recitals shall be deemed incorporated into the Agreement. The Agreement shall be governed by and interpreted according to Oregon law and any applicable federal law.

        10.2. Integration. The Agreement, including all Schedules and Exhibits, and the Confidentiality Agreement, contain the entire understanding and agreement of the parties with respect to the parties' relationship, and all prior negotiations, discussions or understandings, oral or written, are hereby integrated herein. The Agreement supersedes all prior oral and written agreements and understandings of the parties, except for the Confidentiality Agreement, with respect to the subject matter of the Agreement.

        10.3. Counterparts. The Agreement may be signed in several counterparts. The signature of one party on any counterpart shall bind such party just as if all parties had signed that counterpart. Each counterpart shall be considered an original. All counterparts of the Agreement shall together constitute one original document.

        10.4 Expenses. All expenses of the Acquisition, including without limitation attorneys' fees, accountants' fees, application, filing and other fees necessary to obtain regulatory approval, fees for a competitive analysis, publication costs and printing and mailing costs, shall be paid by the party incurring such expenses.

        10.5 Termination Fee and Costs. Under the circumstances described below, a party shall be entitled to recover (i) a termination fee to compensate the party for its expenses and effort taken to enter into and attempt to consummate the transactions contemplated under the Agreement, plus (ii) the party's reasonable out-of-pocket expenses, including without limitation attorney's and accountant's fees, fees for fairness opinions, other professional fees, and incidental costs and expenses (the "Costs"), relating to the party's efforts to consummate the transactions contemplated under the Agreement.

               a. VCB and the Bank shall be entitled to recover from Bancorp a termination fee of $500,000.00 plus their Costs if Bancorp fails to close because of (i) a breach of the financial warranty in Section 5a.2 of the Agreement, or (ii) an intentional breach without good cause of any other obligation of Bancorp under the Agreement.

               b. Bancorp shall be entitled to recover from VCB and the Bank a termination fee of $500,000.00 plus its Costs if VCB and the Bank fail to close because of (i) a breach of Sections 5.7(c), 5.10 or 8.13 of the Agreement, or
(ii) an intentional breach without good cause of any other obligation of VCB or the Bank under the Agreement.

               c. VCB shall be entitled to recover from Bancorp a termination fee of $150,000.00 plus its Costs if VCB elects not to close because Bancorp has breached a material representation, warranty, term, covenant or condition to closing (other than as specified in Section 10.5(a)); provided that such breach
(i) significantly and detrimentally impacts the economic value of the Acquisition to VCB or its shareholders, and (ii) is not cured (if curable) within thirty (30) days notice to Bancorp of such breach.

               d. Bancorp shall be entitled to recover from VCB and the Bank a termination fee of $150,000.00 plus its Costs if Bancorp elects not to close because either VCB and the Bank have breached a material representation, warranty, term, covenant or condition to closing (other than as specified in Section 10.5(b)); provided that such breach (i) significantly and detrimentally impacts the economic value to Bancorp of the Acquisition, and (ii) is not cured (if curable) within thirty (30) days notice to VCB and the Bank of such breach.

        10.6 Attorneys' Fees and Costs. If a suit or action is instituted to enforce any term of the Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs at any hearing, any trial, on appeal, and on any petition for review or other trial court or appellate proceeding. In addition, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs incurred by in enforcing its rights under the Agreement in connection with any nonjudicial action or the exercise of nonjudicial remedies, in any bankruptcy case, proceeding or motion (including motions for relief from stay), and in any administrative, arbitrative, mediation or dispute resolution process or proceeding.

        10.7 Notices. All notices, requests, claims, demands and other communications made pursuant to the Agreement shall be in writing and shall be deemed made when either delivered in person or sent by certified or registered mail, return receipt requested, as follows:

                           (i)      To Bancorp:

                                    Columbia Bancorp
                                    420 East Third Street
                                    The Dalles, OR  97058-9030
                                    Attention:  Terry L. Cochran

                                    with a copy to:

                                    Bennett H. Goldstein, Esq.
                                    2548 SW St. Helens Court
                                    Portland,  OR  97201

                           (ii)     To VCB:

                                    Valley Community Bancorp
                                    723 North Baker Street
                                    McMinnville, OR 97128-0807
                                    Attention: Bruce G. Bryant
                                    with a copy to:

                                    David G. Bristol, Esq.
                                    Miller Nash
                                    111 SW 5th Avenue, Suite 3500
                                    Portland, OR  97204-3699

        10.8 Survival of Representations and Warranties. The representations and warranties of VCB and the Bank shall survive the Closing.

        10.9 Fiduciary Duties. All obligations of the parties herein, including without limitation VCB's and the Bank's obligations under Section 5.10, shall be subject to and performed in accordance with the fiduciary duties of the directors of Bancorp, VCB and the Bank; provided, however, that the obligations set forth in Section 10.5 shall remain in full force and effect even though the board of directors of the party on whom such obligations are imposed acts in accordance with its fiduciary duties in acting or failing to act so as to give rise to such obligations. Any action or failure to act of the directors of any party that is contrary to the obligations of the parties under the Agreement shall be taken only if the directors determine, in the exercise of their good faith judgment and after receiving the advice of counsel, that the fiduciary duties of the directors require such action or failure to act.

        10.10 Parties in Interest. The Agreement is binding on and shall inure to the benefit of the parties and their successors and assigns, provided, that neither the Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the consent of all other parties hereto. Nothing in the Agreement shall confer, or is intended to confer, either expressly or by implication, any rights or remedies under or by reason of the Agreement upon any person not a party hereto, except for provision which expressly and by their terms are intended to benefit third party beneficiaries.

        10.11 Representations and Warranties. The representations and warranties of each party hereto contained herein shall not be deemed to be waived by any investigation made by any other party.

        10.12 Remedies. Except for claims based upon actual fraud of the parties or their representatives, or as provided in Section 10.5 of the Agreement, the only remedy available to any party hereunder is for specific performance.

        10.13 Best Efforts. If any party is required to use its best efforts under the Agreement, such party shall diligently and in good faith use such efforts as are commercially reasonable.

        10.14 Employment Contract with Bruce G. Bryant. Bancorp and Bruce G. Bryant ("Bryant") have entered into a letter of understanding for the post-Closing employment of Bryant in the position of President of the Bank. Bancorp and Bryant shall reduce such understanding to a contract of employment (the "Bryant Employment Contract") to take effect on the Effective Date subject to the consummation of the Acquisition. The parties to the Bryant Employment Contact shall be the Bank and Bryant. At Bancorp's request prior to Closing, the Board of Directors of the Bank shall authorize the Bank to execute the Bryant Employment Contact. The Bank's performance under this Section shall not be a condition to Closing.

        10.15 Items on Schedules. Any item of information provided in a schedule attached hereto shall, if the item of information is responsive to more than one schedule, be deemed automatically incorporated into all schedules to which it is responsive.

COLUMBIA BANCORP


______________________________
Board Chairman

______________________________
CEO and President

VALLEY COMMUNITY BANCORP                    VALLEY COMMUNITY BANK

______________________________              ______________________________
Board Chairman                              Board Chairman

______________________________              ______________________________
CEO and President                                    CEO and President

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

                                    SCHEDULES

Schedule 3.5

        1. Valley Community Bank holds a one-seventh interest in Datatech of Oregon, Inc., an Oregon corporation that provides data processing services for financial institutions. The interest was valued at $34,800.33 as of June 30, 1998.

Schedule 3.11

        1. Footnotes to financial statements were prepared by management and may not be in compliance with GAAP.

Schedule 3.16

        1. June 15, 1998 contract between VCB and Bruce G. Bryant.

        2. Deferred compensation agreement between VCB and Bruce G. Bryant of December 1, 1996.

Schedule 3.20

        1. None.

Schedule 3.23(f)

        1. Datatech of Oregon, Inc. contract for data processing services.

        2. Deluxe Data contract for ATM switch services, $1,000 monthly, expires February 2002.

        3. Potential contract with VISA Merchant Service provider (negotiations pending). Initial expense of approximately $3,000.

        4. Fairness opinion expense -- $15,000.

        5. Items in Schedule 3.16.

        6. Legal expenses for Acquisition, including professional fees incurred prior to June 1, 1998 in the sum of approximately $28,000. The foregoing are not reflected in the Bank's most recent financial statements.

Schedule 3.25

        1. None.

Schedule 3.26

        1. None.

Schedule 3.27

        Transactions disclosed on June 30, 1998 Quarterly Banking Call Report and summarized as follows:

        1. $120,778.08 affiliate loan secured by first deed of trust on duplexes.

        2. $142,500.00 director loan secured by first deed of trust on personal residence.

        3. $600,000.00 director loan secured by first deed of trust on commercial property.

        4. $8,327.47 loan secured by vehicle and director guarantee.

Schedule 3.28

        1. Acquisition costs payable to PaineWebber of approximately $1,000 for out-of pocket costs.

Schedule 4.6

        1. None.